Exhibit 5.1

March 4, 2015

LyondellBasell Industries N.V.

4th Floor, One Vine Street

London

The United Kingdom W1J0AH

Re:	Issuance of $1,000,000,000 Aggregate Principal Amount of 4.625% Senior Notes due 2055

Ladies and Gentlemen:

We have acted as U.S. counsel for LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in The Netherlands (the “Company”), in connection with the Company’s offering and sale of $1,000,000,000 aggregate principal amount of its 4.625% Senior Notes due 2055 (the “Notes”).

The Notes are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-189375) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 17, 2013 (as so filed and as supplemented, the “Registration Statement”), a base prospectus dated June 17, 2013, included in the Registration Statement at the time it became effective (the “Base Prospectus”), a preliminary prospectus supplement dated February 26, 2015 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated February 26, 2015 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Company will issue the Notes under an Indenture, dated as of March 5, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

In our capacity as your counsel in the connection referred to above, we have examined as a basis for the opinions hereinafter expressed the Underwriting Agreement (as hereinafter defined), the Indenture, the Registration Statement, the Preliminary Prospectus, the Prospectus, the Officer’s Certificate establishing the terms of the Notes, certificates of representatives of the Company, statutes and other instruments and documents. In giving such opinions, we have relied upon certificates, statements or other representations of officers or authorized agents of the Company, as we deem appropriate, with respect to the accuracy of the material factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that the Indenture will be duly authorized, executed and delivered insofar as the laws of The Netherlands are concerned, and that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes will, when they have been duly executed and authenticated in accordance with the Indenture, and delivered against payment of the consideration therefor determined in accordance with that certain Underwriting Agreement, dated February 26, 2015, by and among the Company and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”), constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions set forth above are limited in all respects to matters of federal law of the United States of America and contract law of the State of New York as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 (opinion regarding legality) to the Company’s Current Report on Form 8-K reporting certain matters relating to the offering of the Notes. In giving such opinion, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.